UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of the Securities Exchange Act of 1934

March 14, 2017

Date of Report (Date of earliest event reported)

ON Semiconductor Corporation

(Exact name of registrant as specified in its charter)

Delaware	000-30419	36-3840979
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

ON Semiconductor Corporation 5005 E. McDowell Road Phoenix, Arizona	85008
(Address of principal executive offices)	(Zip Code)

(602) 244-6600

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02	Unregistered Sales of Equity Securities.

The disclosure set forth in Item 8.01 of this Current Report on Form 8-K is incorporated herein by reference.

ON Semiconductor Corporation (the “Company”) offered and sold the Notes (as defined below) to the Initial Purchasers (as defined below) in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), and for resale by the Initial Purchasers to qualified institutional buyers pursuant to the exemption from registration provided by Rule 144A under the Securities Act. The Company relied on these exemptions from registration based in part on representations made by the Initial Purchasers in the Purchase Agreement (as defined below). The Notes and the shares of the Company’s common stock (“Common Stock”) issuable upon conversion of the Notes, if any, have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

To the extent that any shares of the Company’s Common Stock are issued upon conversion of the Notes, they will be issued in transactions anticipated to be exempt from registration under the Securities Act by virtue of Section 3(a)(9) thereof, because no commission or other remuneration is expected to be paid in connection with conversion of the Notes and any resulting issuance of shares of the Company’s Common Stock.

Item 8.01	Other Events.

Purchase Agreement

On March 14, 2017, the Company and certain of its subsidiaries, as guarantors, entered into a purchase agreement (the “Purchase Agreement”) with Morgan Stanley & Co. LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representatives of the several initial purchasers named therein (collectively, the “Initial Purchasers”), to issue and sell $500 million aggregate principal amount of its 1.625% senior convertible notes due 2023 (the “Notes”) in a private placement to qualified institutional buyers pursuant to Rule 144A under the Securities Act. In addition, the Company granted the Initial Purchasers a 30-day option to purchase up to an additional $75 million aggregate principal amount of the Notes on the same terms and conditions, which option was exercised in full by the Initial Purchasers on March 15, 2017 (the “Over-Allotment Exercise”).

The Purchase Agreement includes customary representations, warranties and covenants by the Company and customary closing conditions. Under the terms of the Purchase Agreement, the Company has agreed to indemnify the Initial Purchasers against certain liabilities, including liabilities under the Securities Act. The Company intends to use the net proceeds of the offering to pay a portion of its outstanding indebtedness and to pay related transaction fees and expenses. Settlement of the Notes is expected to occur on March 31, 2017.

Convertible Note Hedge Transactions

In connection with the pricing of the Notes on March 14, 2017, and in connection with the Over-Allotment Exercise on March 15, 2017, the Company entered into privately-negotiated convertible note hedge transactions (the “Convertible Note Hedges”) with respect to the Company’s Common Stock with each of Morgan Stanley & Co. International plc, Bank of America, N.A., Deutsche Bank AG, London Branch and Bank of Montreal (collectively, the “Counterparties”). The aggregate cost of entering into the Convertible Note Hedges is approximately $51.8 million, which will be partially offset by the proceeds from the sale of the Warrants (as defined below). The Convertible Note Hedges cover, subject to anti-dilution adjustments substantially similar to those in the Notes, 27.7 million shares of the Company’s Common Stock, the same number of shares initially underlying the Notes, at a strike price that corresponds to the initial conversion price of the Notes and are exercisable upon conversion of the Notes. The Convertible Note Hedges will expire upon the maturity of the Notes.

The Convertible Note Hedges are expected generally to reduce the potential dilution to the Company’s Common Stock upon conversion of the Notes and/or offset the potential cash payments in excess of the principal amount of the converted Notes the Company is required to make in the event that the market price per share of the Company’s Common Stock, as measured under the terms of the Convertible Note Hedges, at the time of exercise is greater than the strike price of the Convertible Note Hedges.

The Convertible Note Hedges are separate transactions, entered into by the Company with the Counterparties, and are not part of the terms of the Notes. Holders of the Notes do not have any rights with respect to the Convertible Note Hedges.

Warrant Transactions

In addition, in connection with entering into the Convertible Note Hedges on March 14, 2017 and March 15, 2017, the Company separately entered into privately-negotiated warrant transactions, whereby the Company sold to the Counterparties warrants (the “Warrants”) to acquire, collectively, subject to anti-dilution adjustments, approximately 27.7 million shares of the Company’s Common Stock at an initial strike price of $30.70 per share. The proceeds from the sale of the Warrants to the Counterparties will be used to offset the cost of the Convertible Note Hedges. If the market value per share of the Company’s Common Stock, as measured under the Warrants, exceeds the strike price of the Warrants, the Warrants will have a dilutive effect on the Company’s earnings per share. Additionally, if the market value per share of the Company’s Common Stock, as measured under the Warrants, exceeds the strike price of the Warrants during the measurement period at the maturity of such Warrants, the Company will owe the Counterparties a number of shares of the Company’s Common Stock in an amount based on the excess of such market price per share of the Company’s Common Stock over the strike price of the Warrants.

The Warrant transactions are separate transactions, entered into by the Company with the Counterparties, and are not part of the terms of the Notes. Holders of the Notes do not have any rights with respect to the Warrants.

The Warrants will be sold in private placements to the Counterparties pursuant to an exemption from the registration requirements of the Securities Act afforded by Section 4(a)(2) of the Securities Act.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ON SEMICONDUCTOR CORPORATION (Registrant)

Date: March 20, 2017	By:	/s/ Bernard Gutmann
Bernard Gutmann Executive Vice President, Chief Financial Officer, and Treasurer